Exhibit 10.1.l

FIFTH AMENDMENT TO THE
AGL RESOURCES INC.
1998 COMMON STOCK EQUIVALENT PLAN
FOR NON-EMPLOYEE DIRECTORS

This Fifth Amendment to the AGL Resources Inc. 1998 Common Stock Equivalent Plan for Non-Employee Directors (the “Plan”), is made and entered into this ____ day of December, 2008, by AGL Resources Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 8 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.

Section 2(d) is hereby amended, effective as of December __, 2008, by deleting that section in its entirety and substituting in lieu thereof the following:

“(d)           “Change in Control” shall mean the earliest of the following to occur:

(a) The date any one person, or more that one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a “Group”), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

(b) The date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

(d) The date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under the Plan only to the extent such event or transaction would constitute a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time; recognizing however, that the definition of Change in Control in the Plan may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).”

2.

Section 2(n) is hereby amended, effective as of December __, 2008, by deleting that section in its entirety and substituting in lieu thereof the following:

“(n)           “Termination of Service” shall mean a “separation from service” with the Company (by death, retirement or otherwise) as defined in Treasury Regulation Section 1.409A-1(h).”

3.

Section 3 is hereby amended, effective as of December __, 2008, by adding the following as the second sentence of such section:

“Notwithstanding the foregoing, in the first calendar year a Participant becomes eligible to participate in the Plan, he or she may submit a deferral election within thirty (30) days of the date he or she becomes eligible to participate in the Plan with respect to Compensation for the calendar year in which the Participant becomes eligible to participate in the Plan. Such election shall only apply to Compensation earned prospectively. This exception for the initial year of eligibility shall apply only to the extent the Participant is not already eligible to participate in a different deferred compensation plan of the same type as determined by Treasury Regulation. 1.409A-1(c)(2).”

4.

Section 7 is hereby amended, effective as of December __, 2008, by deleting that section in its entirety and substituting in lieu thereof the following:

“7.           Payment of Deferred Amounts.

(a)           Upon a Participant’s Termination of Service, or upon a Change in Control of the Company, a Participant’s Account Balance shall be paid to him or her (or, in the event of the Participant’s death, to the Participant’s Beneficiary).

(b)           The Participant shall elect, on his or her initial election form, to be paid his or her Account Balance in either (i) five annual cash installments; or (ii) one cash lump sum payment.  Such election shall be irrevocable.  Notwithstanding the foregoing, the Company may, but is not required to, permit a Participant to change his initial election to change the method of payment of his or her Account Balance, in accordance with the following: (i) the Participant must change his election not less than twelve (12) months before a scheduled payment; (ii) the first payment with respect to such changed election must be deferred at least five (5) years from the date such payment would otherwise have been made; and (iii) the election shall not become effective for twelve (12) months.  The change of election shall be made on a form provided by the Company.

(c)           Payment of a Participant’s Account Balance shall commence within thirty (30) days of a Participant’s Termination of Service or Change in Control.  In converting a Participant’s CSEs in his or her Account into cash for payment purposes, such conversion shall be made on each payment date to the Participant based on the then current Fair Market Value of the shares of Common Stock reflected in the Participant’s Account.”

5.

The Plan is hereby amended, effective as of December __, 2008, by adding the following new section 16:

“16.           Special Provisions Related to Section 409A of the Code.  It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  The Plan shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.”

6.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By: